UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  March 14, 2016

Emmaus Life Sciences, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-53072	41-2254389
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of Incorporation)

21250 Hawthorne Boulevard, Suite 800, Torrance, CA 90503

(Address, including zip code, off principal executive offices)

Registrant’s telephone number, including area code   310-214-0065

____________________________

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 14, 2016 Emmaus Life Sciences, Inc. (the “Company”) and T.R. Winston & Company, LLC (“TRW”) entered into an agreement (the “Termination Agreement”) to terminate that certain agreement previously entered into  as of September 11, 2013, among the Company, Dr. Yutaka Niihara, Sarissa Capital Management L.P. (“Sarissa”) and TRW (the “Designation Agreement”). The Termination Agreement follows an Amendment to the Designation Agreement dated November 19, 2015 between the Company, Dr. Niihara and Sarissa (the “Amendment”).

The Amendment, filed on Form 8-K on November 24, 2015, terminated the Designation Agreement with respect to the Company, Dr. Niihara and Sarissa, and provides that those parties shall have no further rights or obligations to each other under the Designation Agreement. Furthermore, each of the Company, Sarissa and Dr. Niihara waived all rights each has ever had, has or may have under the Designation Agreement against each other, and released each other from any and all obligations each has ever had, has or may have to the other under the Designation Agreement.  As a result of the Amendment, Sarissa no longer has the right to designate any members of the Company’s Board, nor does it have the right to approve any actions as were set forth in the Designation Agreement.

Together, the Termination Agreement and the Amendment fully terminates the Designation Agreement with no rights remaining under the Designation Agreement for any of the parties.  Accordingly, neither Sarissa nor TRW has any further right to designate any directors of the Company, and the Company does not need the consent of Sarissa or TRW to take actions with respect to any of the matters specified in the Designation Agreement.

Item 9.01. Financial Statements and Exhibits

(d)           Exhibits.

The exhibits listed in the following Exhibit Index are filed as part of this Current Report on Form 8-K.

Exhibit No.	Description

10.1	Termination Agreement, dated as of March 14, 2016, among the registrant, Yutaka Niihara and T.R. Winston & Company, LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMMAUS LIFE SCIENCES, INC.

Date: March 18, 2016

By: /s/ PETER B. LUDLUM
Name: Peter B. Ludlum
Title: Chief Financial Officer